Exhibit 10(t)
STOCK PURCHASE AGREEMENT
between
GENERAL ELECTRIC COMPANY
and
VIVENDI S. A.
Dated as of December 3, 2009

Table of Contents

		Page

	ARTICLE I
	DEFINITIONS

Section 1.1	Certain Terms	2
Section 1.2	Construction	10

	ARTICLE II
	SALE AND PURCHASE OF SHARES

Section 2.1	Sale and Purchase of Shares	12
Section 2.2	First Sale Closing.	12
Section 2.3	Transaction Closing.	14
Section 2.4	Payments.	14

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1	Status	17
Section 3.2	Authority; etc	17
Section 3.3	Governmental Authorization; Non-Contravention	17
Section 3.4	Title to Shares	18
Section 3.5	No Judgments, Litigation	18
Section 3.6	Finders’ Fees	18

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1	Status	19
Section 4.2	Authority; etc	19
Section 4.3	Governmental Authorization; Non-Contravention	19
Section 4.4	No Judgments, Litigation	19
Section 4.5	Finders’ Fees	20

	ARTICLE V
	CERTAIN COVENANTS

Section 5.1	Crimson Transactions.	20
Section 5.2	Restrictions on Transfer	21
Section 5.3	Other Transactions	21
Section 5.4	Liquidity Right.	22
Section 5.5	Reasonable Best Efforts.	23
Section 5.6	Notice of Certain Events	24
Section 5.7	Resignations	24

i

Table of Contents
(continued)

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 3, 2009 (this “Agreement”), is by and between General Electric Company, a New York corporation (“Buyer”), and Vivendi S. A., a société anonyme organized under the Laws of France (“Seller”).

WHEREAS, Seller owns 200 shares of Class A common stock, par value $0.01 per share, of NBC Universal, Inc., a Delaware corporation (the “Company”) (such shares, the “Shares”);

WHEREAS, Seller, Buyer and certain other parties named therein are parties to (i) the Amended and Restated Liquidity Rights Agreement, dated as of December 14, 2006, as amended (as amended, the “Liquidity Rights Agreement”), and (ii) the Stockholders Agreement, dated as of May 11, 2004, as amended (as amended, the “Stockholders Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, the Company and Comcast Corporation, a Pennsylvania corporation (“Crimson”), are entering into a Master Agreement, dated the date hereof (such agreement, as it may hereinafter be amended, supplemented, waived or otherwise modified by the parties thereto from time to time, the “Master Agreement”, and together with all documents executed and delivered or to be executed and delivered in connection with the Master Agreement, the “Crimson Transaction Documents”), pursuant to which, among other things, the Company shall, on the terms set forth in the Crimson Transaction Documents, contribute its business to a newly formed entity in which Crimson will acquire a controlling equity interest (the transaction contemplated by the Crimson Transaction Documents, as they may be amended, the “Crimson Transactions”); and

WHEREAS, Seller wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, at either one or two closings as described herein, on the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Terms.  The following terms have the respective meanings given to them below:

“Action” has the meaning set forth in Section 9.4(b)(i).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Contingent First Sale Purchase Price” has the meaning set forth in Section 2.4(c).

“Available Cash from Operations” has the meaning set forth in Section 2.4(a).

“Base Transaction Purchase Price” has the meaning set forth in Section 2.4(c).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Law to be closed in New York City, New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Closing” means, as the context requires, either the First Sale Closing or the Transaction Closing.

“Closing Date” means, as the context requires, either the First Sale Closing Date or the Transaction Closing Date.

“Company” has the meaning set forth in the recitals.

“contract” means any oral or written agreement, contract, commitment, instrument, undertaking or arrangement.

“Crimson” has the meaning set forth in the recitals.

“Crimson Transactions” has the meaning set forth in the recitals.

“Crimson Transaction Documents” has the meaning set forth in the recitals.

“Cumulative Target Amount” has the meaning set forth in Section 2.4(a).

“Current Transaction Payment” has the meaning set forth in Section 2.4(a).

“Excess Dividend Amount” has the meaning set forth in Section 2.4(d).

“fiscal quarter” means a fiscal quarter of the Company.

“First Sale” has the meaning set forth in Section 2.1.

“First Sale Closing” has the meaning set forth in Section 2.2(a).

“First Sale Closing Date” has the meaning set forth in Section 2.2(a).

“First Sale Shares” means 76.628352490 Shares.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Indemnified Party” has the meaning set forth in Section 8.5.

“Indemnifying Party” has the meaning set forth in Section 8.5.

“Law” means any federal, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, order, principle of common law, injunction, decree, arbitration award, or judgment enacted, promulgated, issued, enforced or entered by any Governmental Authority, or other requirement or rule of law.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance, purchase price or other adverse claim of any kind in respect of such property or asset.

“Liquidity Rights Agreement” has the meaning set forth in the recitals.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any damage, loss, liability or expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation), whether or not involving a third party claim.

“Master Agreement” has the meaning set forth in the recitals.

“Mutual Release” has the meaning set forth in Section 5.9.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Termination Registration Notice” has the meaning set forth in Section 5.4(b).

“Prime Rate” has the meaning set forth in Section 2.4(c).

“Pro Rata Portion” has the meaning set forth in Section 2.4(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Shares” has the meaning set forth in the recitals.

“Stockholders Agreement” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Taxes” means all taxes of any kind, including all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any taxing authority, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 8.5.

“Transaction Closing” has the meaning set forth in Section 2.3(a).

“Transaction Closing Date” has the meaning set forth in Section 2.3(a).

“Transaction Sale” has the meaning set forth in Section 2.1.

“Transaction Shares” means (i) if the First Sale Closing occurs, the Shares other than the First Sale Shares and, (ii) if the First Sale Closing does not occur, the Shares.

“Turnover Payment Trigger Date” has the meaning set forth in Section 2.4(d).

Section 1.2 Construction.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “party” or “parties” shall refer to parties to this Agreement.  References to “transactions contemplated hereby” shall refer to the transactions contemplated by this Agreement and, unless expressly stated otherwise, shall not refer to the transactions contemplated by the Crimson Transaction Documents.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter, provided that such delay to the next Business Day shall not give rise to any payment rights or obligations that would not otherwise have applied if the specified action could have been taken on the day on which action was to have been taken.  If any action under this Agreement is contemplated to be taken on an anniversary date but the reference date is a month end for which there is no corresponding date in what would otherwise be the anniversary month, such anniversary date shall be deemed to be the first date of the next month. References to obligations to use “reasonable best efforts” shall not be interpreted to require any party to incur out of pocket costs (other than costs arising from the involvement of legal counsel and other advisors).

ARTICLE II
SALE AND PURCHASE OF SHARES

Section 2.1 Sale and Purchase of Shares.  Subject to the terms and conditions hereof, (i) if the Crimson Transactions have not been consummated by September 26, 2010, on such date, at the First Sale Closing, Seller shall sell the First Sale Shares to Buyer, and Buyer shall purchase the First Sale Shares from Seller (such purchase and sale, the “First Sale”) for cash in an aggregate amount as specified in Section 2.4(b) (plus, if the Transaction Closing occurs, on the Transaction Closing Date, the Aggregate Contingent First Sale Purchase Price) and (ii) at the Transaction Closing, Seller shall sell the Transaction Shares to Buyer, and Buyer shall purchase the Transaction Shares from Seller (such purchase and sale, the “Transaction Sale”) for cash in an aggregate amount as specified in Section 2.4(c).

Section 2.2 First Sale Closing.

(a) The closing of the First Sale (the “First Sale Closing”) shall take place at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York, 10153 at 10:00 a.m. on September 26, 2010 (the “First Sale Closing Date”), subject to satisfaction or waiver on such date of all conditions to the First Sale Closing set forth in Sections 6.1 through 6.3 hereof, and provided that (i) if the Transaction Closing occurs on or prior to the First Sale Closing Date, the First Sale shall not occur and (ii) if the conditions to Buyer’s obligations to consummate the First Sale Closing set forth in Sections 6.1 and 6.2 hereof are not satisfied or waived on or prior to the First Sale Closing Date, the First Sale shall not occur.

(b) At the First Sale Closing, (i) Seller shall deliver to Buyer, free and clear of any Liens, the First Sale Shares and one or more certificates representing all of the First Sale Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, and (ii) Buyer shall pay to Seller the amount referred to in Section 2.4(b) in accordance with such Section.

Section 2.3 Transaction Closing.

(a) The closing of the Transaction Sale (the “Transaction Closing”) shall take place at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York, 10153 at 10:00 a.m. on the date (the “Transaction Closing Date”) on the first Business Day on which the conditions to the Transaction Closing set forth in Article VI are satisfied or waived.

(b) At the Transaction Closing, (i) Seller shall deliver to Buyer, free and clear of any Liens, the Shares and one or more certificates representing all of the Shares (in each case other than any Shares previously purchased at a First Sale Closing), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps, and (ii) Buyer shall pay to Seller the amounts referred to in Section 2.4(c) in accordance with such Section.

Section 2.4 Payments.

(a) Transaction Payments.  No later than the 35th day after the last day of each of the final fiscal quarter in 2009 and each fiscal quarter thereafter ending prior to or on the earlier of (x) the Transaction Closing Date and (y) the later of September 26, 2010 and the date on which the Master Agreement is terminated, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to such payment date, an amount equal to the aggregate Current Transaction Payment, if any, in respect of the preceding fiscal quarter.  For purposes of this Section and all other provisions of this Agreement:

“Current Transaction Payment” means, as of the last day of any fiscal quarter (or, with respect to the fiscal quarter, if any, in which the Transaction Closing occurs, as of the Transaction Closing Date), an amount with respect to each Share held by Seller as of the applicable date equal to the excess, if any, of (i) one two-hundredth of the greater of (x) the Cumulative Target Amount as of such date and (y) 20 percent of Available Cash from Operations for the period from September 28, 2009 through such date over (ii) the cumulative amount of dividends paid and other Current Transaction Payments made with respect to such Share from and after the date hereof and prior to the date payment of the Current Transaction Payment is to be made.  For the avoidance of doubt, for purposes of calculating the Current Transaction Payment for the fiscal quarter ending

September 26, 2010, the Shares held by the Seller shall be those Shares held by the Seller prior to giving effect to the First Sale.

“Cumulative Target Amount” means, as of the last day of any fiscal quarter, the cumulative target amount set forth on Schedule 1.1 for such fiscal quarter; and, with respect only to the Transaction Closing Date, the sum of (i) the Pro Rata Portion of the quarterly target amount set forth on Schedule 1.1 for the fiscal quarter during which Transaction Closing occurs plus (ii) the cumulative target amount set forth on Schedule 1.1 for the fiscal quarter ended immediately preceding the fiscal quarter in which the Transaction Closing occurs.

“Pro Rata Portion” means on the Transaction Closing Date, with respect to a quarterly target amount, the product of such quarterly amount and a fraction, the numerator of which is the total number of days that have elapsed within such fiscal quarter prior to and including such date and the denominator of which is the total number of days in such fiscal quarter.

“Available Cash From Operations” means, with respect to any period, cash generated from operations of the Company during such period and available for payment of dividends, determined in a manner consistent with past practice after due consideration for all future cash needs of the Company, but excluding all costs and cash needs incurred or arising pursuant to the Crimson Transaction Documents.

(b) First Closing Payment.  At the First Sale Closing, Buyer shall pay to Seller $2 billion by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to such date.  Ten days following the First Sale Closing, Buyer shall deliver to Seller a certificate of Buyer’s Chief Financial Officer or one of his or her direct reports certifying to the amount of Available Cash From Operations as of the First Sale Closing Date.

(c) Transaction Closing Payment.  At the Transaction Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to any account designated by Seller at least two Business Days prior to such date, an amount equal to the Base Transaction Purchase Price plus an amount equal to Buyer’s estimate, based on reasonably available information at such time, of the Current Transaction Payment for the Transaction Closing Date plus, if the First Sale Closing has occurred prior to the Transaction Closing, the Aggregate Contingent First Sale Purchase Price.  At such time as the final post-closing purchase price adjustments have been made to amounts payable at the closing under the Crimson Transaction Documents, Buyer shall deliver to Seller a certificate of Buyer’s Chief Financial Officer or one of his or her direct reports certifying to the amount of Available Cash from Operations as of the Transaction Closing Date, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the amount by which the actual Current Transaction Payment for the Transaction Closing Date exceeds or is less than the estimate of such amount utilized at the Transaction Closing, in either case together with interest thereon accruing from the Transaction Closing Date to the date of payment at the Prime Rate.  The payment obligations under this Section 2.4(c) will apply in lieu of any obligation to pay the Current Transaction Payment for the fiscal quarter during which the Transaction Closing occurs.  For purposes of this Section and all other provisions of this Agreement:

“Base Transaction Purchase Price” means an amount equal to the product of (i) $29,000,000 and (ii) the number of Transaction Shares.

“Prime Rate” means the rate of interest per annum equal to the rate of interest published from time to time by the Wall Street Journal as the prime rate at the large U.S. money center banks.

“Aggregate Contingent First Sale Purchase Price” means $222,222,222.

(d) Turnover Payment.  In the event that the Transaction Closing does not occur, following the later of (x) the termination of this Agreement and (y) the 36th day following the First Sale Closing (the later of (x) or (y), the “Turnover Payment Trigger Date”), the Seller shall pay to Buyer, as hereinafter set forth, an amount (the "Turnover Amount") equal to the lesser of (i) the aggregate Transaction Payments made with respect to any Share held by Seller or any of its Affiliates as of such date and (ii) the sum of (A) such Share’s allocable share of the amount of Available Cash from Operations for the period from September 28, 2009 through the fiscal quarter ending on or prior to the Turnover Payment Trigger Date that was not distributed prior to such date and (B) the Excess Dividend Amount with respect to such Share.  Seller shall be obligated to pay the Turnover Amount solely out of dividends received by Seller following the Turnover Payment Trigger Date and shall make payments in respect of such obligation until the Turnover Amount shall have been paid in full, with each such payment being made within two Business Days following the payment of any dividend to Seller or any of its Affiliates on any Share.

“Excess Dividend Amount” means with respect to any Share, the excess (if any) of (i) the sum of the dividends paid on such Share during the period from

September 28, 2009 through the Turnover Payment Trigger Date and the aggregate Current Transaction Payments paid on such Share over (ii) the greater of (A) the cumulative target amount through the fiscal quarter ending on or prior to the Turnover Payment Trigger Date divided by 200 and (B) the Available Cash from Operations from September 28, 2009 through the fiscal quarter ending on or prior to the Turnover Payment Trigger Date divided by 1000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the applicable Closing Date, as follows:

Section 3.1 Status.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for any failure to be in good standing that would not reasonably be expected to hinder or delay the consummation of the First Sale or the Transaction Sale.

Section 3.2 Authority; etc.  Seller has full power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Seller and no additional authorization or consent is required under its Organizational Documents in connection with the execution, delivery and performance by it of this Agreement.  This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.3 Governmental Authorization; Non-Contravention.  The execution, delivery and performance of this Agreement by Seller and the consummation by it of the transactions contemplated by this Agreement to which Seller is a party will not (i) conflict with, or constitute a material default under, or result in a material breach of, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Seller under any material contract or other instrument to which Seller is a party, (ii) require the consent, authorization, approval or waiver of, or any registrations or filings with or notices to, any Person, (iii) violate any provision of Seller’s Organizational Documents or

(iv) violate or result in a breach of, or constitute a default under, any Law or order to which Seller is subject, except, in the case of clauses (i) and (ii), as would not reasonably be expected to impair or delay the ability of the Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 3.4 Title to Shares.  Seller owns the Shares (except, as of the Transaction Closing Date, for any Shares purchased at the First Sale Closing), beneficially and of record, free and clear of any Lien (other than those Liens arising under the terms of the Stockholders Agreement, which shall be terminated at the Transaction Closing).  Upon delivery of and payment for the Shares at the Closing, Buyer will acquire good and valid title to all of the Shares (except, as of the Transaction Closing Date, for any Shares purchased at the First Sale Closing), free and clear of any Lien (other than those set forth in the Stockholders Agreement, which shall be terminated at the Transaction Closing).  The Shares constitute all equity interests in the Company owned or held by Seller or any of its Affiliates.

Section 3.5 No Judgments, Litigation.  There is no outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, or any civil, criminal or administrative action, claim, litigation, arbitration, investigation, hearing or other proceeding of or before any Governmental Authority or arbitrator pending or, to the knowledge of Seller, threatened, against either Seller or any of its Affiliates which questions the validity of any of the transactions contemplated hereby or any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit any such transactions or to obtain damages or other relief in connection with this Agreement except in each case, as would not, individually or the aggregate, reasonably be expected to impair or delay the ability of the Seller to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 3.6 Finders’ Fees.  Except for Barclays Capital, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated hereby, provided that the pendency of a claim for fees and commissions that would not reasonably be expected to hinder or delay the consummation of the First Sale or the Transaction Sale shall not constitute a material breach of this representation and warranty solely for purposes of Section 6.2(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the applicable Closing Date, as follows:

Section 4.1 Status.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for any failure to be in good standing that would not reasonably be expected to hinder or delay the consummation of the First Sale or the Transaction Sale.

Section 4.2 Authority; etc.  Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by all necessary action of Buyer and no additional authorization or consent is required under the Organizational Documents of Buyer in connection with the execution, delivery and performance by them of this Agreement.  This Agreement is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability affecting the rights of creditors and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3 Governmental Authorization; Non-Contravention.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not (i) conflict with, or constitute a material default under, or result in a material breach of, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Buyer under any material contract or other instrument to which Buyer is a party, (ii) require the consent, authorization, approval or waiver of, or any registrations or filings with or notices to, any Person, (iii) violate any provision of the Organizational Documents of Buyer or (iv) violate or result in a breach of, or constitute a default under, any Law or order to Buyer is subject, except, in the case of clauses (i) and (ii), as would not reasonably be expected to impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 4.4 No Judgments, Litigation.  There is no outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, or any civil, criminal or administrative action, claim, litigation, arbitration, investigation, hearing or other proceeding of or before any Governmental Authority or arbitrator pending or, to the knowledge of Buyer or the Company, threatened, against either Buyer or the Company or any of their Affiliates which questions the validity of the transactions contemplated hereby or any action taken or to be taken pursuant to this Agreement or in which it is sought to restrain or prohibit such transactions or to obtain damages or other relief in connection with this Agreement except in each case, as would not, individually or the aggregate, reasonably be expected to impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 4.5 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates as a result of consummation of the transactions contemplated hereby.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Crimson Transactions.

(a) Seller on behalf of itself and its Affiliates hereby (i) irrevocably (subject only to Section 7.2 and Section 7.3) waives and releases any right of veto, objection or consent it may have under contract or arising under Law arising from or relating to the Crimson Transactions, (ii) agrees to vote the Shares and take all actions and furnish all consents and approvals necessary or desirable (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings) to obtain any required corporate approvals or to assist in the consummation of all transactions contemplated by the Crimson Transaction Documents, including, but not limited to, any financing transaction contemplated by the Crimson Transaction Documents or any transaction referred to in Section 5.3, provided that Seller shall not be required to take any action that would be materially adverse to Seller and its Affiliates and (iii) agrees to cooperate with requests to take any other actions reasonably necessary to facilitate the closing of the First Closing and the Transaction Closing, provided that (x) Seller and its Affiliates shall not be required to become a party to any agreement or to otherwise incur or assume any liability in respect of the Crimson Transactions or arising under or related to a Crimson Transaction Document or any transaction referred to in Section 5.3 and (y) the foregoing waiver and release shall not (A) be effective with respect to any amendments to the Crimson Transaction Documents after the date hereof to the extent such amendments constitute or require actions to occur prior to the Transaction Closing which would both (I) be subject to rights of Seller and its Affiliates under Section 3.1(a)(ii) or Section 3.1(a)(iii) of the Stockholders Agreement and (II) be materially adverse to Seller and its Affiliates or (B) in the event the Crimson Transaction is terminated, be deemed to constitute a waiver of any objection asserted by Seller or its Affiliates under the Stockholders Agreement or Law regarding any matter that did not arise from the Crimson Transaction.

(b) Subject to clause (y) in the foregoing Section 5.1(a), Seller shall not exercise or permit to be exercised by any of its Affiliates any right of veto, objection or consent set forth in the Stockholders Agreement in any manner that could delay, retard or frustrate the consummation of the Crimson Transactions.

(c) Without limiting any rights Seller may have pursuant to the Stockholders Agreement to information or access, Buyer shall provide Seller with updates from time to time regarding the status of the Crimson Transactions (including prompt notice of the execution of any amendment, supplement, waiver or other modification of the Master Agreement, and, if requested by Seller, copies thereof) and progress towards the satisfaction of closing conditions under the Crimson Transaction Documents, provided that all such information shall be treated by Seller as “Confidential Information” as defined in and in accordance with Section 4.3 of the Stockholders Agreement.

(d) In the event the Master Agreement is terminated and Buyer or any of its Affiliates (other than the Company or one of its Subsidiaries) collects cash proceeds as a result of damage claims asserted against Crimson or any of its Affiliates in respect of any breach of the Crimson Transaction Documents, Buyer shall remit to Seller promptly following Buyer’s or its Affiliates’ receipt thereof, 12.34 percent of the net amount of such damage claim proceeds.

Section 5.2 Restrictions on Transfer.  Notwithstanding any rights granted under the Stockholders Agreement, Seller hereby agrees it shall not Transfer any of the Shares to a Permitted Transferee (as defined in the Stockholders Agreement) prior to the earlier of any Transaction Closing or the termination of this Agreement.

Section 5.3 Other Transactions.  The waiver and release of any and all rights of veto, objection or consent that Violet and its Affiliates have granted with respect to the

Crimson Transactions pursuant to Section 5.1 are hereby also granted irrevocably (subject only to Sections 7.2 and 7.3), mutatis mutandis, with effect from and after September 26, 2010 (subject only to Sections 7.2 and 7.3), with respect to any other transaction that would otherwise be subject to Section 3.1(a)(i) of the Stockholders Agreement except in the case of any transaction (a “Subject Transaction”) which, in the reasonable opinion of two Nationally Recognized Investment Banks (as defined in the Liquidity Rights Agreement) selected by the Vivendi Group, would make the consummation of an underwritten public offering (as referred to and described in the Liquidity Rights Agreement) of the Company (during the pendency of and immediately following the Subject Transaction) unable to be achieved except at a valuation that would be substantially below the valuation that could be achieved in such an underwritten public offering of the Company immediately prior to the entry into the Subject Transaction (it being understood and agreed that the Crimson Transaction would enable an underwritten public offering of the Company to be achieved at a valuation that is not substantially below the valuation of the Company immediately prior to the entry into the Master Agreement), provided that the foregoing exception shall not apply (and such waiver and release shall be applicable) to (A) any transaction substantially similar to the Crimson Transactions (including with Time Warner, News Corporation or Crimson), or (B) any sale, merger or consolidation of the Company following which the Vivendi group holds solely cash and marketable securities (or securities that would be marketable upon exercise of registration rights available within 180 days following consummation of such transaction) and in which Vivendi receives the same consideration for its equity (measured on a per share basis) as does Parent).

Section 5.4 Liquidity Right.

(a) Seller, on behalf of itself and its Affiliates, hereby irrevocably waives any right to deliver any notice or to exercise any rights that may arise under Section 2.1 of the Liquidity Rights Agreement between the date hereof and the expiration of the period, if any, during which a Post-Termination Registration Notice, if any, may be delivered pursuant to Section 5.4(b).

(b) In the event the Crimson Transaction Documents are terminated, then, during the 15 day period following the later of (i) the date of such termination and (ii) January 1, 2011, Seller shall have the right to deliver a “Special Registration Notice” as defined in and in accordance with the Liquidity Rights Agreement (other than the requirement that such notice be provided between November 15 and December 10 of a calendar year).  Any such notice delivered pursuant to the immediately preceding sentence is referred to herein as a “Post-Termination Registration Notice” and shall be treated as any other Special Registration Notice that may be submitted pursuant to the Liquidity Rights

Agreement except as provided herein.  The terms of the Liquidity Rights Agreement shall apply mutatis mutandis to the Post-Termination Registration Notice, provided that (i) the process for determining “Fully Distributed Public Market Value” under Section 5.1 of the Liquidity Rights Agreement, including the engagement of Appraisers (as defined in the Liquidity Rights Agreement) shall commence immediately upon receipt of a Post-Termination Registration Notice, (ii) the proviso to Section 5.1(d) of the Liquidity Rights Agreement regarding the timing of the delivery of appraisals shall not apply and (iii) the registration milestones set forth in clauses (i) and (ii) of Section 2.1(b) of the Liquidity Rights Agreement shall not apply and clause (iv) shall be deemed modified to require consummation of the requested offering no later than the five month anniversary of delivery of the Post-Termination Registration Notice rather than September 30 of a Registration Year (as defined in the Liquidity Rights Agreement) (subject, for the avoidance of doubt, to the same qualifications on such timing obligation as would apply under the Liquidity Rights Agreement in the case of a registration required to be consummated by September 30); provided that, (x) such period shall be extended (but not for more than 45 days) if reasonably necessary to comply with financial statement requirements of the Securities & Exchange Commission and (y) in the event that the period for consummation of the requested offering would end (A) in the last week in August or the week in which the holiday known as “Labor Day” occurs, such period shall be extended to the end of the week after the week in which Labor Day occurs or (B) between December 15 through January 7, such period shall be extended to the end of the second full week in such January.  Except as provided in this Section 5.4, the Liquidity Rights Agreement remains in full force and effect in accordance with its terms as of the date hereof.

(c) Buyer shall cause the Company to comply with any obligations under the LRA incident to the rights granted to Seller under this Section 5.4.

Section 5.5 Reasonable Best Efforts.

(a) Each party shall use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things that are necessary, proper or advisable in order for such party to fulfill and perform its respective obligations in respect of this Agreement, to cause the conditions to its respective obligations set forth in Article VI to be fulfilled and otherwise to consummate and make effective the transactions contemplated hereby.

(b) Each party shall, as promptly as practicable, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates, and give such reasonable undertakings as may be required in connection therewith and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations and approvals from all Governmental Authorities necessary to be obtained by such party or any of its Affiliates, in each case in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6 Notice of Certain Events.  From and after the date hereof until the Closing Date, each party shall promptly notify the other party of the occurrence of any breach by such party of any representation, warranty, covenant or agreement contained in this Agreement that is reasonably likely to make the satisfaction of the closing conditions set forth in Article VI impossible or unlikely.

Section 5.7 Resignations.  At the Transaction Closing, Seller shall deliver to the Company the resignations of any director of the Company or any of its Subsidiaries who has been designated by Seller or any of its Affiliates to serve on any such board.

Section 5.8 Public Announcements.  None of the parties hereto (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to the terms of this Agreement or the First Sale or the Transaction Sale without the prior agreement of the other party, except (i) for any press release or other public announcement that contains no additional information regarding the transactions contemplated hereby beyond the information contained in the press release being issued on the day hereof that has been agreed to in advance by Buyer and Seller and (ii) as may be required by Law or by any listing agreement with a national securities exchange.

Section 5.9 Mutual Release.  Seller, on the one hand, and Buyer and the Company (which Buyer shall cause to execute such release), on the other hand, shall, on behalf of itself and its Affiliates, execute and deliver at the Transaction Closing a release in the form attached as Exhibit A (the “Mutual Release”).  Any agreements in effect between or among Buyer and/or the Company or any of their respective Subsidiaries, on one hand, and Seller and/or any of its Subsidiaries, on the other hand, that are not listed on the Schedule to the Mutual Release shall remain in full force and effect notwithstanding the Transaction Closing in accordance with their terms.

Section 5.10 Provision of Determination of Available Cash From Operations.  For each fiscal quarter for which a Current Transaction Payment is payable, Buyer shall deliver to Seller (a) a calculation furnished by the Chief Financial Officer of Buyer or one of his or her direct reports of the determination of Available Cash from Operations for such fiscal quarter and a reconciliation, if applicable to available cash as determined in accordance with the May 11, 2004 non-binding letter of intention from Buyer to Seller and (b) such available documentation as Seller may reasonably request from time to time related to the such calculation and reconciliation.

Section 5.11 Further Assurances.  Following the First Sale Closing and the Transaction Closing, as applicable, Seller shall, and shall cause its Affiliates and representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transaction contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Obligations of the Parties.  The obligations of the parties to consummate the First Sale Closing or the Transaction Closing, as applicable, shall be subject to the fulfillment of the following condition as of the applicable Closing Date: consummation of the transactions contemplated to occur at such Closing shall not have been restrained, enjoined by any court having jurisdiction or otherwise prohibited or made illegal by any applicable Law.

Section 6.2 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the First Sale Closing or the Transaction Closing, as applicable, shall be subject to the fulfillment at or prior to such Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered pursuant hereto, other than the representations and warranties contained in Section 3.4, shall be true and correct in all material respects, and the representations and warranties contained in Section 3.4 shall be true and correct in all respects, at and as of the date hereof and at and as of the applicable Closing

Date with the same effect as though made at and as of the applicable Closing Date.

(b) Performance of Covenants.  Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to such Closing.

(c) Officer’s Certificate.  Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth in Sections 6.2(a) and (b).

Section 6.3 Conditions to Obligations of Seller.  The obligation of Seller to consummate the First Sale Closing or the Transaction Closing, as applicable, shall be subject to the fulfillment at or prior to such Closing of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and at and as of the applicable Closing Date with the same effect as though made at and as of the applicable Closing Date.

(b) Performance of Covenants.  Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to such Closing.

(c) Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized officer to the effect set forth in Sections 6.3(a) and (b).

Section 6.4 Additional Conditions to Obligations of the Parties.  The obligation of the parties to consummate the Transaction Closing shall be subject to the fulfillment at or prior to the Transaction Closing of the following additional conditions:

(a) Crimson Transactions.  Buyer shall have provided to Seller a certificate stating that the closing conditions set forth in the Crimson Transaction Documents shall have been satisfied (or waived by the party having the right to waive such condition).

(b) Mutual Release.  As a condition to the obligations of Seller, Buyer shall have executed and delivered to Seller the Mutual Release, dated and effective as of the Transaction Closing Date.  Similarly, as a condition to the obligations of Buyer, Seller shall have executed and delivered to Buyer the Mutual Release, dated and effective as of the Transaction Closing Date.

ARTICLE VII
TERMINATION

Section 7.1 Termination.  Subject to Section 7.2 and Section 7.3, this Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Buyer and Seller;

(b) by either Buyer or Seller by notice to the other party, if:

(i) the Transaction Closing shall not have been consummated prior to any termination of the Crimson Transaction Documents or

(ii) (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining any party from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(c) by Buyer by notice to Seller, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause a condition to Buyer’s obligations under Article VI not to be satisfied, and such breach is incapable of being cured within 30 days of notice of such breach, provided that Buyer shall not have the right to terminate this Agreement pursuant to this

Section 7.1(c) if Buyer is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; or

(d) by Seller by notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition to Seller’s obligations under Article VI not to be satisfied, and such breach is incapable of being cured within 30 days of notice of such breach or, in the case of any breach of a payment obligation in Section 2.4(a) that is not cured within 15 days (provided that cure requires payment of interest is paid on the delayed payment at the Prime Rate plus 5% during the period of delay), provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Seller is then in material breach or violation of its representations, warranties or covenants contained in this Agreement.

(e) For the avoidance of doubt, during the pendency of any dispute as to whether either party is in material breach of its obligations hereunder, any termination right asserted under Sections 7.1(c) and 7.1(d) shall not be effective unless and until a final determination regarding such dispute or a mutual agreement to resolve such dispute, and following resolution, the party determined or agreed to be in breach shall have the opportunity to promptly cure following any such determination.

Section 7.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall cease to be of any effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates or agents representatives or advisors) to the other party hereto; provided that (i) in the event this Agreement is terminated prior to the First Sale other than by Buyer under Section 7.1(c), the rights and obligations of the parties hereunder with respect to the consummation of the First Sale shall nevertheless remain in effect subject to the terms and conditions hereof, (ii) the provisions of this Section 7.2 and Sections 1.1, 1.2, 2.4, 5.1(a), 5.1(b), 5.3, 5.4, 5.6, 7.1, the applicable indemnification provisions of Article VIII (to the extent that a First Sale has occurred) and Article IX, shall survive any termination hereof pursuant to Section 7.1, provided that survival of Sections 5.1(a) and 5.3 shall not apply following any termination for material breach by Buyer and (iii) no such termination shall relieve either party of liability for a breach of this Agreement.

Section 7.3 Effectiveness of Consents; Disputes.  The agreements of Seller in Sections 5.1(a) and Section 5.3 shall not be effective during the pendency of a dispute as provided in this Section 7.3.  In the event of a dispute as to whether a party has the right to terminate this Agreement for breach under Section 7.1 or a dispute as to the satisfaction of closing conditions, then notwithstanding anything to the contrary, the effectiveness of the agreements of Seller contained in Sections 5.1(a) and 5.3 shall not be in force pending resolution of dispute.  If it is finally determined that Buyer was in breach, such agreements shall continue to have no effect unless and until Buyer promptly cures such breach, provided that in the case of a failure to have consummated a First Sale or a Transaction Sale, such cure shall include the applicable payments under Article II plus the payment of simple interest at the Prime Rate in respect of the period in which the applicable Closing was not consummated.  If it is finally determined that Buyer was not in breach, such suspension shall immediately be lifted and such agreements shall again be in full force and effect, it being understood, for the avoidance of doubt, that during the pendency of any such dispute, Buyer shall be free without claim by Seller to proceed with pre-closing activities relating to the Crimson Transactions, but not to consummate such Crimson Transactions.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Survival.  The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the First Sale Closing and/or the Transaction Closing, as applicable, indefinitely.

Section 8.2 Indemnification by Seller.  From and after the applicable Closing, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates (which for this purpose shall include the Company and its Subsidiaries), and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty when made or deemed made by Seller in this Agreement or (b) any breach or default in performance by Seller of any covenant or agreement under this Agreement, it being understood, for the avoidance of doubt, that the case of the First Sale Closing, the foregoing indemnity shall only apply to those representations, warranties, covenants or agreements made, performed or to be performed by their terms, prior to the First Sale Closing.

Section 8.3 Indemnification by Buyer.  From and after the applicable Closing, Buyer shall defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses resulting from (a) any inaccuracy in or breach of any representation or warranty made or deemed made by Buyer in this Agreement, (b) any breach or default in performance by Buyer of any covenant or agreement under this Agreement or (c) any Third Party Claim asserted by Crimson (or a third party purporting to act on behalf of Crimson) against a Seller Indemnitee arising from the Crimson Transactions, it being understood, for the avoidance of doubt, that the case of the First Sale Closing, the foregoing indemnity in clauses (a) and (b) shall only apply to those representations, warranties, covenants or agreements made, performed or to be performed by their terms, prior to the First Sale Closing.

Section 8.4 Certain Limitations.

(a) Except as provided in Section 9.9, the indemnity provided for in this Article VIII shall be the sole and exclusive remedy of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of, or breach of this Agreement by, Seller, on the one hand, or Buyer or the Company, on the other hand; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party constituting or resulting in any breach of this Agreement.

(b) No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, except to the extent such amounts are payable to a third party in respect of a Third Party Claim.

Section 8.5 Third Party Claim Procedures.  In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying

Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice.  If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim.  If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or the ability of the Company or any of its Subsidiaries to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In any event, Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article VIII and the records of each shall be reasonably available to the other with respect to such defense.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent electronically or by facsimile, during the normal business hours on any Business Day of the recipient, or one Business Day after the date sent, if sent electronically or by facsimile, after the normal business hours of the recipient,  (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service (two Business Days following sending by overnight international delivery via international courier service), in each case, addressed to a party at the following address for such party:

if to Buyer, to:

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attention: Senior Counsel for Transactions
Fax: (203) 373-2008

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention:  Jeffrey J. Rosen
      Kevin M. Schmidt

Fax:  (212) 909-6836

if to Seller, to:

Vivendi S.A.
800 Third Avenue, 5th Floor
New York, New York 10022
Attention: George E. Bushnell III, Senior Vice President                                                                                                and Deputy General Counsel
Facsimile:  (212) 572-7112

with a copy to:

Vivendi S.A.
800 Third Avenue, 5th Floor
New York, New York 10022
Attention: Trace Harris, Senior Vice President
Facsimile:  (212) 572-7112

and with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park E.
Los Angeles CA  90067
Attention: Ruth Fisher
Facsimile: (310) 552-7070

Any party to this Agreement may change the address or addresses to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 9.2 Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 9.3 Expenses.  Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, whether or not consummated, shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, all sales, use, real property, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection in connection with the sale and purchase of Shares under this Agreement shall be paid by Seller and Buyer, with each of Seller and Buyer bearing half of the aggregate of such costs and expenses.

Section 9.4 Governing Law, etc.

(a) This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b) Each of the parties hereto by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any claim, action, suit, arbitration, or any proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (each, an “Action”), or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.1; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

(c) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5 Successors and Assigns.  The rights and obligations under this Agreement are personal and shall not be assignable or otherwise transferable by either party hereto.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer shall have the right to designate National Broadcasting Company Holding, Inc. as the purchaser of the First Sale Shares and/or the Transaction Shares, provided that in such event Buyer shall remain liable for the timely performance of such purchase obligation by National Broadcasting Company Holding, Inc.

Section 9.6 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Without limiting the foregoing, except as specified herein the Stockholders Agreement and the Registration Rights Agreement remain in full force and effect in accordance with their terms.

Section 9.7 Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.  Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties.  Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as provided under Article VIII, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.

Section 9.9 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.4, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

GENERAL ELECTRIC COMPANY

By	/s/ Jeffrey R. Immelt
Name: Jeffrey R. Immelt
Title: Chairman and CEO
VIVENDI S. A.

By	/s/ Jean-Bernard Levy
Name: Jean Bernard Levy
Title: Chairman of the Management Board and CEO

Exhibit A

Mutual Release

In consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and the Company, on behalf of themselves and each of their respective, successors, assigns, parents, subsidiaries and all other entities directly or indirectly controlling, controlled by, or under common control with any of them (together, the “Buyer Releasors”), hereby fully and generally acquit, release and discharge Seller (and each of its respective, successors, assigns, parents, subsidiaries and all other entities directly or indirectly controlling, controlled by, or under common control with it) from any and all obligations, claims, counterclaims, cross claims, demands, actions, causes of actions, duties, and liabilities, in law or equity, of any nature whatsoever, known or unknown, that the Buyer Releasors ever had, now have or hereafter can, shall or may have, from the beginning of the world until the date hereof, which concern, relates to or arises solely under or out of (x) the non-contractual relationship of the parties solely in their capacity as stockholders of the Company or (y) one or more of the agreements listed on the Schedule attached hereto, provided that the foregoing release shall not release, apply to, or limit any rights or obligations of the parties concerning, relating to or arising under or out of any other matter, or any agreement that is not listed on such Schedule including, without limitation, the Business Combination Agreement dated as of October 8, 2003, as amended.

In consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, Seller, on behalf of itself and each of its respective, successors, assigns, parents, subsidiaries and all other entities directly or indirectly controlling, controlled by, or under common control with it (together, the “Seller Releasors”), hereby fully and generally acquit, release and discharge Buyer and the Company (and each of their respective, successors, assigns, parents, subsidiaries, and all other entities directly or indirectly controlling, controlled by, or under common control with any of them) from any and all obligations, claims, counterclaims, cross claims, demands, actions, causes of actions, duties, and liabilities, in law or equity, of any nature whatsoever, known or unknown, that the Seller Releasors ever had, now have or hereafter can, shall or may have, from the beginning of the world until the date hereof, which concern, relates to or arises solely under or out of (x) the non-contractual relationship of the parties solely in their capacity as stockholders of the Company or (y) one or more of the agreements listed on the Schedule attached hereto, provided that the foregoing release shall not release, apply to or limit any rights or obligations of the parties concerning, relating to or arising under or out of any other matter, or any agreement that is not listed on such Schedule including, without limitation, the Business Combination Agreement dated as of October 8, 2003, as amended.

SCHEDULE TO RELEASE

Stockholders Agreement, dated as of May 11, 2004, as amended

Amended and Restated Liquidity Rights Agreement, dated as of December 14, 2006, as amended.

Schedule 1.1

Target Amounts

Fiscal Quarter End	Quarterly Target Amount	Cumulative Target Amount
Dec. 31, 2009	$102 million	$102 million
March 28, 2010	$20 million	$122 million
June 27, 2010	$82 million	$204 million
September 26, 2010	$64 million	$268 million
December 31, 2010	$132 million	$400 million
March 28, 2011	$50 million	$450 million
June 27, 2011	$85 million	$535 million